UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2007

Wolverine World Wide, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-06024 (Commission File Number)	38-1185150 (IRS Employer Identification No.)

9341 Courtland Drive Rockford, Michigan (Address of Principal Executive Offices)	49351 (Zip Code)

Registrant's telephone number, including area code:  (616) 866-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e)          On September 21, 2007, Wolverine World Wide, Inc. (the "Company") entered into a Separation and Release Agreement (the "Separation Agreement") with its former Vice President of Human Resources, Cheryl L. Johnson, who resigned from the Company on August 24, 2007. Under the Separation Agreement, Ms. Johnson will receive: (i) severance compensation in the amount of $170,000, which will generally be paid in 21 bi-weekly installments; (ii) outplacement services not to exceed nine months; and (iii) use of certain third party financial services for a period not to exceed nine months. The Company will also pay the employer's portion of medical and/or dental premiums based on the premiums as of Ms. Johnson's separation date for continued coverage under COBRA. Restrictions on stock held by Ms. Johnson will lapse according to the terms of the applicable restricted stock agreements and plans. Options held by Ms. Johnson will vest, expire or terminate according to the terms of the applicable option agreements and plans.

          Ms. Johnson released, waived and discharged the Company, to the extent permitted under applicable law, from all claims against the Company arising out of her employment. Ms. Johnson also agreed to certain non-solicitation, non-disparagement, and confidentiality obligations.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2007	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Kenneth A. Grady
Kenneth A. Grady General Counsel and Secretary